Exhibit 21.1 – Subsidiaries of the Registrant

O’Reilly Automotive, Inc. and Subsidiaries

Subsidiary	State of Incorporation
O’Reilly Automotive Stores, Inc.	Missouri
Ozark Automotive Distributors, Inc.	Missouri
Greene County Realty Co.	Missouri
O’Reilly II Aviation, Inc.	Missouri
Ozark Services, Inc.	Missouri
Ozark Purchasing, LLC	Missouri
CSK Auto Corporation	Delaware
CSK Auto, Inc.	Arizona
CSKAUTO.COM, Inc.	Delaware
OC Holding Company, LLC	Delaware

One hundred percent of the capital stock of each of the above listed subsidiaries is directly or indirectly owned by O’Reilly Automotive, Inc.